Exhibit 5.1

November 8, 2005 Tercica, Inc. 2000 Sierra Point Parkway, Suite 400 Brisbane, CA 94005	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800
Suzanne Sawochka Hooper (650) 843-5180 hooperss@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tercica, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 6,296,912 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), by the selling stockholder named therein (the “Selling Stockholder”). The Shares include (i) up to 6,036,912 shares of the Company’s common stock, par value $0.001 per share (the “Agreement Shares”), that may issued from time to time pursuant to an executed common stock purchase agreement by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 260,000 shares of the Company’s common stock, par value $0.001 per share (the “Warrant Shares”), issuable upon the exercise of an outstanding warrant issued to the Selling Stockholder (the “Warrant”) in connection with the execution and delivery of the Agreement.

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Agreement, the Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By: /s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper